Exhibit 23.5

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated February 19, 2015, with respect to the consolidated financial statements of Diamondback Energy, Inc. (“Diamondback”) included in Diamondback’s Annual Report on Form 10-K for the year ended December 31, 2014 and incorporated by reference in the Annual Report of Gulfport Energy Corporation on Form 10-K for the year ended December 31, 2016, which is incorporated by reference in this Registration Statement. We consent to the incorporation by reference of the aforementioned report in this Registration Statement, and to the use of our name as it appears under the caption “Experts.”

/s/ Grant Thornton LLP

Oklahoma City, Oklahoma
April 18, 2017